Exhibit 4.2

THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

This THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT (this “Agreement”), dated as of August 21, 2012, is entered into by and among Blackhawk Network Holdings, Inc. (the “Company”), Safeway Inc., a Delaware corporation (“Safeway”), and each of the parties identified as stockholders on Schedule A hereto. The stockholders identified on Schedule A hereto and any other persons who may become stockholders of the Company, including transferees of the Stockholders, after the date hereof that execute a counterpart to this Agreement from time to time in such capacity are collectively referred to as the “Stockholders” and individually as a “Stockholder”; provided, however, that in no event will Safeway be included in the definition of “Stockholder.”

BACKGROUND

Blackhawk Network, Inc., an Arizona corporation (f/k/a Blackhawk Marketing Services, Inc.) (“Blackhawk Arizona”), Safeway and the initial stockholders of Blackhawk Arizona (the “Former Blackhawk Arizona Stockholders”) originally entered into that certain Stockholders’ Agreement dated as of February 24, 2006 (the “Original Stockholders’ Agreement”).

Effective February 23, 2007, Safeway and the Former Blackhawk Arizona Stockholders agreed to contribute to the Company their shares of common stock, par value $0.001, in Blackhawk Arizona (“Blackhawk Arizona Common Stock”), in exchange for newly issued shares of Common Stock (the “Exchange”). In connection with the Exchange, Blackhawk Arizona assigned to the Company, and the Company assumed, all of Blackhawk Arizona’s rights and obligations under the Original Stockholders’ Agreement, and the Former Blackhawk Arizona Stockholders consented to that assignment and assumption. Also in connection with the Exchange, the Company, Safeway and the stockholders of the Company at that time entered into the Amended and Restated Stockholders’ Agreement dated as of February 23, 2007 (the “First Amended and Restated Stockholders’ Agreement”).

Pursuant to Section 12(a), the Company, Safeway and the Majority Stockholders (i) amended the First Amended and Restated Stockholders’ Agreement as set forth in the First Amendment to Amended and Restated Stockholders’ Agreement dated as of August 26, 2008 (the “First Amendment”) and (ii) integrated and restated (a) the First Amended and Restated Stockholders Agreement and (b) the First Amendment (the “Second Amended and Restated Stockholders’ Agreement”). This Third Amended and Restated Stockholders’ Agreement amends and restates the Second Amended and Restated Stockholders’ Agreement.

Defined terms used in this Agreement are set forth in Annex A hereto.

WITNESSETH

WHEREAS, pursuant to the Certificate of Incorporation of the Company (the “Certificate”), the Company is authorized to issue up to an aggregate of (i) 140,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock” and, together with the Common Stock, the “Capital Stock”); and

WHEREAS, pursuant to the Blackhawk Network Holdings, Inc. 2006 Restricted Stock Plan for Eligible Employees of Safeway Inc. (f/k/a the Blackhawk Network, Inc. 2006 Restricted Stock Plan for Eligible Employees of Safeway Inc.) (as the same may be amended and/or restated from time to time, the “Safeway Plan”) and the Blackhawk Network Holdings, Inc. Second Amended and Restated 2006 Restricted Stock and Restricted Stock Unit Plan (f/k/a the Blackhawk Network, Inc. 2006 Restricted Stock Plan) (as the same may be amended and/or restated from time to time and together with the Safeway Plan, the “Restricted Stock Plans”), certain Stockholders (i) acquired shares of Common Stock, which shares are subject to vesting as provided in such Stockholder’s Restricted Stock Award Grant Notice and Restricted Stock Agreement, as amended (each, a “Restricted Stock Agreement”), or (ii) were granted restricted stock units which represent the right to receive shares of Common Stock pursuant to, and as provided in, such Stockholder’s Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement (each, an “RSU Agreement”); and

WHEREAS, pursuant to the Blackhawk Network Holdings, Inc. Amended and Restated 2007 Stock Option and Stock Appreciation Right Plan (as the same may be amended and/or restated from time to time, the “Option Plan”), certain Stockholders have been granted options to purchase or other rights to acquire shares of Common Stock as provided in such Stockholder’s Non-Qualified Stock Option Grant Notice and Non-Qualified Stock Option Agreement (each, an “Option Agreement”) or such Stockholder’s Stock Appreciation Right Grant Notice and Stock Appreciation Right Agreement (each, a “SAR Agreement”); and

WHEREAS, Safeway and the Stockholders desire to make arrangements among themselves with respect to certain matters relating to the Company, including the imposition of certain restrictions on and obligations with respect to the Disposition (as defined below) of the shares of Common Stock and Preferred Stock of the Company now owned or hereafter acquired by the Stockholders and such other matters as are addressed herein, all upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Stock Ownership; Value of Capital Stock. Each Stockholder severally represents and warrants that he, she or it is the record and beneficial owner of the shares of Common Stock and Preferred Stock set forth in such Stockholder’s Restricted Stock Agreement, RSU Agreement, Option Agreement or SAR Agreement, subject to the restrictions set forth in such Stockholder’s Restricted Stock Agreement, RSU Agreement, Option Agreement or SAR Agreement. Each Stockholder acknowledges that neither the Company nor Safeway guarantees the future value of the Company’s Capital Stock.

2. Spousal Consent. If a Stockholder is at any time a married individual, the spouse of such Stockholder, acting with legal capacity to do so, will execute and deliver to the Company a Spousal Consent in the form of Exhibit 1.

3. Application of this Agreement. Each Stockholder acknowledges and agrees that, except as provided below, the terms and provision of this Agreement shall apply to shares of Capital Stock notwithstanding the fact that the shares may not have vested pursuant to the applicable terms of the Restricted Stock Plans and/or such Stockholder’s Restricted Stock Agreement; provided, however, that in no case will Sections 5, 6, 7, 8 or 9 apply to shares of Capital Stock until the time that such shares become vested pursuant to the terms of the Restricted Stock Plans and/or such Stockholder’s Restricted Stock Agreement.

4. Restrictions on Disposition of Stock.

(a) Restrictions on Disposition. Except as expressly provided in this Agreement, Stockholders may not, without the written consent of Safeway, which it may withhold in its sole discretion, Dispose of any shares of the Company’s Common Stock or Preferred Stock (or any other securities of the Company) now owned or hereafter acquired by him, her or it or any part thereof either during such Stockholders’ corporate or other existence or lifetime, as the case may be, or upon its dissolution or liquidation or his or her death, as the case may be.

(b) Exceptions to Restrictions on Disposition. The restrictions set forth in Section 4(a) hereof shall not apply to any of the following Dispositions: (i) any purchase, repurchase or redemption by the Company or purchase or repurchase by Safeway or a Subsidiary of Safeway; or (ii) except as otherwise provided in Section 6, to the personal representative of a Stockholder who is deceased or adjudicated incompetent; provided, however, with respect to the foregoing, that any such transferee (other than the Company, Safeway or a Subsidiary of Safeway) shall agree in writing to be bound by, and the shares so transferred shall remain subject to, the terms and conditions of this Agreement.

(c) Termination of Restrictions on Disposition. The restrictions arising under this Section 4 shall terminate upon the first to occur of the following events:

(i) the creation of a Public Market; or

(ii) the consummation of a Spin-off.

5. Tag-Along Rights and Drag-Along Rights.

(a) (i) Except as otherwise provided in Sections 4(b), 5(a)(v) and 5(b) and with respect to any proposed Disposition by Safeway of not less than twenty percent (20%) of its shares of Common Stock or Preferred Stock (or other securities of the Company) to a third party (such third party being hereafter referred to as the “Proposed Purchaser”), Safeway shall be required to provide that each of the Stockholders (referred to herein collectively as the “Tag-Along Stockholders”) shall have the right to include in any such sale to the Proposed Purchaser up to the number of whole shares of Common Stock or Preferred Stock (or other securities of the Company) owned by each such Tag-Along Stockholder equal to the number derived by multiplying the total number of shares of Common Stock or Preferred Stock (or other securities of the Company) that Safeway proposes to sell by a fraction, the numerator of which shall be the total number of shares of Common Stock or Preferred Stock (or other securities of the Company) owned by such Tag-Along Stockholder, and the denominator of which shall be the total number of shares of Common Stock or Preferred Stock (or other securities of the Company) owned by Safeway and all such Tag-Along Stockholders. Any shares purchased from Tag-Along Stockholders pursuant to this Section 5(a) shall be at the same price per share and upon the same terms and conditions as the proposed transfer by Safeway.

(ii) Safeway shall notify, or cause to be notified, each Stockholder in writing of each such proposed transfer promptly upon Safeway’s decision to sell such shares of Common Stock or Preferred Stock. Such notice (the “Transfer Notice”) shall set forth: (A) the number of shares of Common Stock or Preferred Stock (or other securities of the Company) proposed to be purchased, (B) the name and address of the Proposed Purchaser, (C) the proposed consideration and terms and conditions of payment offered by the Proposed Purchaser and (D) that the Proposed Purchaser has been informed of the “Tag-Along Right” provided for in this Section 5(a) and has agreed to purchase such shares in accordance with the terms hereof.

(iii) The Tag-Along Right may be exercised by any Tag-Along Stockholder by delivery of a written notice to Safeway (the “Tag-Along Notice”) within ten (10) days following the receipt of the Transfer Notice. The Tag-Along Notice shall state the number of shares that such Tag-Along Stockholder proposes to include in such transfer to the Proposed Purchaser, determined in accordance with Section 5(a)(i) hereof, and the number of additional shares such Tag-Along Stockholder desires to include in such transfer. The maximum number of additional shares that each such Tag-Along Stockholder shall be entitled to sell shall be determined by multiplying the total number of shares of Common Stock or Preferred Stock (or other securities of the Company) that, under the formula in Section 5(a)(i) hereof, all Tag-Along Stockholders could have elected to sell to the Proposed Purchaser but did not so elect, by a fraction, the numerator of which shall be the total number of shares of Common Stock or Preferred Stock (or other securities of the Company) owned by such Tag-Along Stockholder electing to sell additional shares and the denominator of which shall be the total number of shares of Common Stock or Preferred Stock (or other securities of the Company) owned by all Tag-Along Stockholders who delivered Tag-Along Notices indicating a willingness to sell additional shares. The Tag-Along Stockholder may exercise his, her or its “Tag-Along Rights” (as set forth in this Section 5) only with respect to the type or types of securities that Safeway proposes to sell, and the number of shares that such Tag-Along Stockholder proposes to include in such transfer shall be calculated only with respect to the type or types of securities that Safeway proposes to sell. If no Tag-Along Notice is received during the 10-day period referred to in this Section 5(a)(iii), Safeway shall have the right for 180 days to transfer its shares on terms and conditions no more favorable than those stated in the Transfer Notice and in accordance with the provisions of this Section 5.

(iv) Any provision herein to the contrary notwithstanding, the exercise of the Tag-Along Right shall be conditioned upon the agreement by each Tag-Along Stockholder to become a party to any proposed agreement for the sale of shares by Safeway, and to execute any agreement, certificate or other document(s) required to be executed in connection with such sale; provided, however, that no Tag-Along Stockholder shall be required to give representations or warranties, except as to such Stockholder’s Capital Stock, authority, enforceability, required consents, conflicts and brokers, or to provide indemnities disproportionately (based upon the percentage of sales proceeds to be received) to those provided by Safeway (and indemnities shall be limited to such Stockholder’s net cash proceeds received). Failure of any Tag-Along Stockholder to comply with the provisions of this Section 5(a)(iv) shall constitute a breach of this Agreement and waiver of his, her or its Tag-Along Right.

(v) The Tag-Along Right shall not apply to (i) transfers to Affiliates of Safeway, (ii) transfers made pursuant to a registered public offering or pursuant to Rule 144 under the Securities Act, (iii) transfers in the form of dividends or distributions (whether upon liquidation or otherwise) by Safeway to its current or former stockholders (and any subsequent transfers by such current or former stockholders) or (iv) transfers not for value; provided that in the case of clause (i) above, the transferee agrees in writing to be bound by the provisions of this Agreement applicable to the parties.

(b) If Safeway agrees to Dispose of, by merger, sale or otherwise, any of its shares of Common Stock or Preferred Stock (or other securities of the Company) constituting not less than twenty percent (20%) of its shares of Common Stock or Preferred Stock, then, provided such proposed sale is pursuant to a bona fide, arms-length agreement with a third party that is not an Affiliate of Safeway, the Stockholders shall, if requested by Safeway (i) sell an equivalent percentage of their shares of Common Stock and/or Preferred Stock pursuant to such proposed sale, (ii) vote (to the extent such Stockholder is otherwise entitled to vote) for any such transaction proposed by Safeway, (iii) refrain from the exercise of dissenters’ appraisal rights with respect to the transaction proposed by Safeway and (iv) agree to become a party to any proposed agreement for the sale of such shares and to execute any agreement, certificate or other documents required to be executed in connection with such sale, provided, however, that no Stockholder shall be required to give representations or warranties, except as to such Stockholder’s Capital Stock, authority, enforceability, required consents, conflicts and brokers, or to provide indemnities disproportionately (based upon the percentage of sales proceeds to be received) to those provided by Safeway (and such indemnities shall be limited to such Stockholder’s net cash proceeds received). The sale by the Stockholders pursuant to this Section 5(b) shall be on the same terms and conditions as the sale by Safeway (including the payment of the same consideration per share for each share of the same class of securities sold). Safeway may exercise its “Drag-Along Rights” (as set forth in this Section 5) only with respect to the type or types of securities that Safeway proposes to sell. If such Stockholders fail to comply with the provisions of this Section 5(b), Safeway shall be entitled to treat such failure as breach of this Agreement for which Safeway shall be entitled to specific performance and/or damages.

(c) The Tag-Along Rights and Drag-Along Rights in this Section 5 shall terminate upon the first to occur of the following events:

(i) the creation of a Public Market; or

(ii) the consummation of a Spin-off.

6. Purchase of Securities Upon Termination of Employment.

(a) In the event of a Termination of Employment of a Stockholder (the date of the occurrence of the foregoing being referred to as the “Termination Date” and the Stockholder no longer employed being referred to as the “Terminated Party”), his, her or its the shares of Common Stock and Preferred Stock, and all or a portion of his, her or its options or other rights to acquire shares of Common Stock or Preferred Stock, and all or a portion of his, her or its securities of the Company, shall be subject to the provisions in this Section 6.

(b) During the first month to occur of February or August that, as of the first date of such month, falls more than six months and one day following the Termination Date, the Terminated Party may give, in his, her or its sole discretion, to Safeway and the Company a Termination Put Notice requesting that Safeway or the Company purchase all or a portion of the vested shares of Common Stock acquired by such Terminated Party pursuant to the Restricted Stock Plans. In addition, during the first month to occur of February or August following the Termination Date that, as of the first date of such month, is at least six months and one day following the date on which all stock options or stock appreciation rights granted to the Terminated Party under the Option Plan have been exercised in full or terminated, the Terminated Party may give, in his, her or its sole discretion, to Safeway and the Company a Termination Put Notice requesting that Safeway or the Company purchase all or a portion of the shares of Common Stock acquired by such Terminated Party pursuant to the Option

Plan. If the Terminated Party is no longer employed for any reason other than Cause, then Safeway, in its sole discretion, may elect to repurchase the Put Termination Stock at a purchase price equal to the Determined Value. If the Terminated Party is no longer employed due to a termination for Cause, then Safeway, in its sole discretion, may elect to repurchase the Put Termination Stock for a purchase price equal to the lesser of (i) the Determined Value or (ii) the aggregate consideration initially paid by the Terminated Party for the Put Termination Stock. Safeway will determine whether to purchase the Put Termination Stock and, within thirty (30) days after Safeway’s receipt of the Termination Put Notice, Safeway shall give written notice to the Terminated Party and the Company if it elects to purchase any of the Put Termination Stock. If for any reason Safeway does not elect to purchase all of the shares of Put Termination Stock offered pursuant to the Termination Put Notice, then the Company, in its sole discretion, may elect to repurchase some or all of such shares of Put Termination Stock that Safeway has elected not to purchase (the “Remaining Shares”) at the applicable purchase price as provided for Put Termination Stock under this Section 6(b). The Company will determine whether to purchase the Remaining Shares and, within forty-five (45) days after the Company’s receipt of the Termination Put Notice, the Company shall give written notice to the Terminated Party and Safeway if it elects to purchase any of the Remaining Shares. In no event shall the Company be obligated to purchase any shares of the Put Termination Stock or any other Capital Stock pursuant to this Section 6.

(c) If for any reason Safeway and the Company have not elected to purchase all of the shares of Put Termination Stock offered pursuant to the Termination Put Notice in accordance with the elections set forth in Section 6(b), then Safeway shall be obligated to purchase all such shares of Put Termination Stock that the Company and Safeway have elected not to purchase under Section 6(b) (the “Final Remaining Shares”). As soon as practicable after the Company has determined that there will be Final Remaining Shares, but in any event within forty-five (45) days following Safeway’s receipt of the Termination Put Notice, the Company shall deliver written notice to Safeway setting forth the number of Final Remaining Shares. If the Terminated Party is no longer employed for any reason other than Cause, then Safeway shall purchase the Final Remaining Shares at a purchase price equal to the Determined Value. If the Terminated Party is no longer employed due to a termination for Cause, then Safeway shall purchase the Final Remaining Shares for a purchase price equal to the lesser of (i) the Determined Value or (ii) the aggregate consideration initially paid by the Terminated Party for the Final Remaining Shares. In no event shall Safeway be obligated to purchase any shares of Capital Stock (other than the Final Remaining Shares) pursuant to this Section 6.

(d) The closing date shall occur not later than ninety (90) days following Safeway’s and the Company’s receipt of the Termination Put Notice, and if each of Safeway and the Company are purchasing a portion of the Put Termination Stock then they shall mutually agree upon a closing date within such ninety (90) day period. At the closing, the Terminated Party will deliver share certificates representing the Put Termination Stock to be purchased by the Company, if any, or Safeway, if any. The Company and Safeway, as applicable, may pay, in their sole discretion, the purchase price to the Terminated Party on either (i) the closing date, or (ii) on or before the later of (1) the last business day in the first month of June following the closing date or (2) the Extended Payment Date (the date selected for payment, the “Payment Date”). If the Company or Safeway elects to pay the purchase price to the Terminated Party on a date other than the closing date, then on the closing date the Terminated Party will receive a promissory note in a principal amount equal to the unpaid purchase price, which shall accrue interest on the unpaid purchase price at a rate equal to the Termination Interest Rate beginning on the closing date and ending on the day prior to the date of payment of the unpaid amount owed to the Terminated Party. Notwithstanding the foregoing, the unpaid purchase price, if any, together with accrued and unpaid interest thereon, will be paid by the Company or Safeway, as applicable, to the Terminated Party immediately prior to or promptly after the consummation of an Initial Public Offering, Spin-off or Change in Control of the Company. The purchase of the Put Termination Stock shall be deemed to have occurred upon the earlier of (i) delivery of the purchase price or (ii) delivery of a promissory note in a principal amount equal to the unpaid purchase price, notwithstanding any failure by the Terminated Party to deliver share certificates representing the Put Termination Stock or any dispute regarding the purchase price.

(e) Each Stockholder hereby grants to each of the Company and Safeway the right and option (the “Termination Call Option”) to require a Terminated Party to sell all or a portion of his, her or its remaining vested shares, if any, of Common Stock and Preferred Stock, and all or a portion of his, her or its options or other rights to acquire shares of Common Stock or Preferred Stock, and all or a portion of his, her or its other securities of the Company (the “Callable Termination Securities”, and to the extent called, the “Called Termination Securities”), to the Company and Safeway. During the 12-month period following the Termination Date, each of the Company and Safeway may at any time deliver a notice (the “Termination Call Notice”) to a Terminated Party exercising such Termination Call Option; provided, however, that the Company first must notify Safeway at least 15 days before it intends to deliver a Termination Call Notice to a Terminated Party and, after receipt of such notification but prior to the expiration of the 15th day, Safeway may, in its sole discretion, deliver a Termination Call Notice to such Terminated Party (with a copy to the Company) covering all or a portion of the Callable Termination Securities (in which case the Company shall not deliver a Termination Call Notice to such Terminated Party covering the shares to be purchased by Safeway). If the Terminated Party is no longer employed for any reason other than Cause, then the Company or Safeway, in its sole discretion, may elect to repurchase the Called Termination Securities at a purchase price equal to the Determined Value. If the Terminated Party is no longer employed due to a termination for Cause, the Company or Safeway, in its sole discretion, may elect to purchase all or a portion of the Called Termination Securities for a purchase price equal to the lesser of (i) the Determined Value or (ii) the aggregate consideration initially paid by the Terminated Party for the Called Termination Securities. The closing of the purchase of securities described in this Section 6(e) shall take place on the date designated by the purchaser in the Termination Call Notice, which date shall not be more than ninety (90) days from the date that the Termination Call Notice is sent to the Terminated Party. The Company or Safeway, as applicable, shall pay the purchase price for the Called Termination Securities on the Payment Date. If the Company or Safeway elects to pay the purchase price to the Terminated Party on a date other than the closing date, then on the closing date the Terminated Party will receive a promissory note in a principal amount equal to the unpaid purchase price, which shall accrue interest on the unpaid purchase price at a rate equal to the Termination Interest Rate beginning on the closing date and ending on the day prior to the date of payment of the unpaid amount owed to the Terminated Party. Notwithstanding the foregoing, the unpaid purchase price, together with accrued and unpaid interest thereon, will be paid by the purchaser to the Terminated Party immediately prior to or promptly after the consummation of an Initial Public Offering, Spin-off or Change in Control of the Company. The purchase of the Called Termination Securities shall be deemed to have occurred upon the earlier of (i) delivery of the purchase price or (ii) delivery of a promissory note in a principal amount equal to the unpaid purchase price, notwithstanding any failure by a Stockholder to deliver share certificates or other documentation representing the Called Termination Securities or any dispute regarding the purchase price.

(f) For the purposes of this Section 6, “Determined Value” shall be the fair market value of the Put Termination Stock as of the date of receipt by Safeway and the Company of the Termination Put Notice or the fair market value of the Call Termination Securities as of the date of the Termination Call Notice, as applicable, as determined by the Board of Directors of the Company based upon the most recent appraisal of the Company’s Capital Stock (not more than seven (7) months old) by a nationally recognized appraisal firm. In the event that (i) an appraisal of the Company’s Capital Stock has not been completed within the seven (7) month period prior to the date of receipt by Safeway and the Company of the Termination Put Notice or the date of the Termination Call Notice, or (ii) the Board determines that (x) one or more material events or material developments related to the Company’s business has occurred since the date of the most recent appraisal and (y) such event(s) or development(s) potentially affects the valuation of the Capital Stock, then in each such case, a nationally recognized appraisal firm will be hired by the Board of Directors of the Company to prepare a more recent appraisal of the Company’s Capital Stock; provided, however, that the additional time required for delivery of the new appraisal will not delay the closing date beyond the ninety (90) day period set forth in Section 6(d) and Section 6(e), as applicable. The appraisal of the value of the Company’s Capital Stock shall be set forth in a written report by a nationally recognized appraisal firm, with the appraiser’s value determination based upon the value of the Capital Stock taking into consideration all available material information regarding the value of the Capital Stock including, without limitation, the market value of stock or equity interests of publicly held companies with similar operations to the Company, and comparable earnings, revenue and rate of growth as the Company provided the value can be readily determined through nondiscretionary, objective means (such as through trading prices on an established securities market or an amount paid in an arm’s length private transaction). Determined Value of any options or other rights to acquire shares of Common Stock or Preferred Stock shall be determined based on the Determined Value of the underlying security, less the aggregate exercise or base price, if any, of such option or other right.

(g) Except with respect to Put Termination Stock covered by a Termination Put Notice received by Safeway and the Company prior to such time or with respect to Called Termination Securities covered by a Termination Call Option delivered by Safeway or the Company prior to such time, the provisions of this Section 6 shall terminate upon the first to occur of the following events:

(i) the creation of a Public Market;

(ii) a Change in Control; or

(iii) the consummation of a Spin-off.

7. Call Right.

(a) Each Stockholder hereby grants to each of the Company and Safeway the right and option (the “Call Option”) to require one or more Stockholders to sell all or a portion of his, her or its vested shares of Common Stock and Preferred Stock, and all or a portion of his, her or its options or other rights to acquire shares of Common Stock or Preferred Stock, and all or a portion of his, her or its other securities of the Company (the “Callable Securities”, and to the extent called, the “Called Securities”), to the Company and Safeway at the Determined Value.

(b) The Call Option may be exercised by either the Company or Safeway by delivering written notice to one or more Stockholders at any time beginning thirty (30) days after the expiration of the last put right pursuant to Section 8(f) (the “Call Notice”); provided, however, that the Company first must notify Safeway at least fifteen (15) days before it intends to deliver a Call Notice to a Stockholder and, after receipt of such notification but prior to the expiration of such fifteenth (15th) day, Safeway may, in its sole discretion, deliver a Call Notice to such Stockholder (with a copy to the Company) covering all or a portion of the Callable Securities (in which case the Company shall not deliver a Call Notice to such Stockholder covering the shares to be purchased by Safeway). The closing of the purchase of the Called Securities specified in the Call Notice shall take place on the date designated by the Company or Safeway, as applicable, in the Call Notice, which date shall not be more than ninety (90) days from the date that the Call Notice is delivered to the Stockholder. The Company or Safeway, as applicable, shall pay to the Stockholders the purchase price on the closing date and the purchase of the Called Securities shall be deemed to have occurred upon the delivery of the purchase price, notwithstanding any failure by a Stockholder to deliver share certificates or other documentation representing the Called Securities or any dispute regarding the purchase price.

(c) For purposes of this Section 7, “Determined Value” shall be the fair market value of the Called Securities as of the date of the Call Notice as determined by the Board of Directors of the Company based upon the most recent appraisal of the Company’s Capital Stock (not more than seven (7) months old) by a nationally recognized appraisal firm. In the event that (i) an appraisal of the Company’s Capital Stock has not been completed within the seven (7) month period prior to the date of the Call Notice, or (ii) the Board determines that (x) one or more material events or material developments related to the Company’s business has occurred since the date of the most recent appraisal and (y) such event(s) or development(s) potentially affects the valuation of the Capital Stock, then in each such case, a nationally recognized appraisal firm will be hired by the Board of Directors of the Company to prepare a more recent appraisal of the Company’s Capital Stock; provided, however, that the additional time required for delivery of the new appraisal will not delay the closing date beyond the ninety (90) day period set forth in Section 7(b). The appraisal of the value of the Company’s Capital Stock shall be set forth in a written report by a nationally recognized appraisal firm, with the appraiser’s value determination based upon the value of the Capital Stock taking into consideration all available material information regarding the value of the Capital Stock including, without limitation, the market value of stock or equity interests of publicly held companies with similar operations to the Company, and comparable earnings, revenue and rate of growth as the Company provided the value can be readily determined through nondiscretionary, objective means (such as through trading prices on an established securities market or an amount paid in an arm’s length private transaction). Determined Value of any options or other rights to acquire shares of Common Stock or Preferred Stock shall be determined based on the Determined Value of the underlying security, less the aggregate exercise or base price of such option or other right.

(d) Except with respect to Called Securities covered by a Call Option delivered by Safeway or the Company prior to such time, the provisions of this Section 7 shall terminate upon the first to occur of the following events:

(i) the creation of a Public Market;

(ii) a Change in Control; or

(iii) the consummation of a Spin-off.

8. Put Right To Safeway and the Company.

(a) During the months of February and August in each year beginning on or after January 1, 2010 (each, an “Annual February/August Window”), each Stockholder (the “Put Right Stockholder”) may give to Safeway and the Company an irrevocable written notice (the “Put Right Notice”) requesting that Safeway purchase all or a portion of the Eligible Put Right Stock owned by such Put Right Stockholder (the shares of Eligible Put Right Stock covered by such Put Right Notice, the “Put Right Stock”) for a purchase price equal to the Determined Value. Notwithstanding the foregoing, solely with respect to any Put Right Notice delivered during either Annual February/August Window that falls in the year 2010, the put right can be exercised (i) only by Stockholders who have been continuously employed by the Company and/or its Affiliates and/or Safeway for a period commencing on or before June 30, 2005 through the date of the Put Right Notice and (ii) only with respect to a number of shares of Put Right Stock equal to a maximum of twenty-five percent (25%) of the Eligible Put Right Stock held by that employee as of the date of the Put Right Notice. For purposes of this Section 8, “Eligible Put Right Stock” means (i) any shares of Common Stock evidenced by a Restricted Stock Agreement that have been vested, or shares of Common Stock that have been issued pursuant to an RSU Agreement, in each case as of a date that is at least six months and one day prior to the first day of the Annual February/August Window during which the Put Right Notice is delivered (whether or not the Put Right Stockholder includes all of such vested shares of Common Stock in the Put Right Notice), and (ii) any shares of Common Stock that were acquired by the Put Right Stockholder pursuant to the exercise of a stock option or stock appreciation right (in each case, granted under the Option Plan) at least six months and one day prior to the first day of the Annual February/August Window during which the Put Right Notice is delivered (whether or not the Put Right Stockholder includes all of such shares of Common Stock in the Put Right Notice). Safeway will determine whether to purchase the Put Right Stock and, within thirty (30) days after Safeway’s receipt of the Put Right Notice, Safeway shall give written notice to the Stockholder and the Company if it elects to purchase any of the Put Right Stock. If for any reason Safeway does not elect to purchase all of the shares of Put Right Stock offered pursuant to the Put Right Notice, then the Company, in its sole discretion, may elect to repurchase some or all of such shares of Put Right Stock that Safeway has elected not to purchase (the “Remaining Put Right Shares”), also for a purchase price equal to the Determined Value. The Company will determine whether to purchase the Remaining Put Right Shares and, within forty-five (45) days after the Company’s receipt of the Put Right Notice, the Company shall give written notice to the Terminated Party and Safeway if it elects to purchase any of the Remaining Put Right Shares. In no event shall the Company be obligated to purchase any shares of the Remaining Put Right Shares or any other Capital Stock pursuant to this Section 8.

(b) If for any reason Safeway and the Company have not elected to purchase all of the Eligible Put Right Stock offered pursuant to the Put Right Notice in accordance with the elections set forth in Section 8(a), then Safeway shall be obligated to purchase all such shares of Eligible Put Right Stock that Safeway and the Company have elected not to purchase under Section 8(a) (the “Final Remaining Put Right Shares”). As soon as practicable after the Company has determined that there will be Final Remaining Put Right Shares, but in any event within forty five (45) days following Safeway’s and the Company’s receipt of the Put Right Notice, the Company shall deliver written notice to Safeway setting forth the number of Final Remaining Put Right Shares. In no event shall Safeway be obligated to purchase any shares of Capital Stock (other than the Final Remaining Put Right Shares) pursuant to this Section 8.

(c) The closing date shall occur not later than ninety (90) days after Safeway’s and the Company’s receipt of the Put Right Notice, and if each of the Company and Safeway are purchasing a portion of the Put Right Stock then they shall mutually agree upon a closing date within such ninety (90) day period. At the closing, the Put Right Stockholder will deliver share certificates representing the Put Right Stock to be purchased by the Company or Safeway, as applicable. The purchase price for the Put Right Stock shall be equal to the Determined Value.

(d) For purposes of this Section 8, “Determined Value” shall be the fair market value of the Put Right Stock as of the date of receipt by Safeway and the Company of the Put Right Notice, as determined by the Board of Directors of the Company based upon the most recent appraisal of the Company’s

Capital Stock (not more than seven (7) months old) by a nationally recognized appraisal firm. In the event that (i) an appraisal of the Company’s Capital Stock has not been completed within the seven (7) month period prior to the date of receipt by the Company of the Put Right Notice, or (ii) the Board determines that (x) one or more material events or material developments related to the Company’s business has occurred since the date of the most recent appraisal and (y) such event(s) or development(s) potentially affects the valuation of the Capital Stock, then in each such case, a nationally recognized appraisal firm will be hired by the Board of Directors of the Company to prepare a more recent appraisal of the Company’s Capital Stock; provided, however, that the additional time required for delivery of the new appraisal will not delay the closing date beyond the ninety (90) day period set forth in Section 8(c). The appraisal of the value of the Company’s Capital Stock shall be set forth in a written report by a nationally recognized appraisal firm, with the appraiser’s value determination based upon the value of the Capital Stock taking into consideration all available material information regarding the value of the Capital Stock including, without limitation, the market value of stock or equity interests of publicly held companies with similar operations to the Company, and comparable earnings, revenue and rate of growth as the Company provided the value can be readily determined through nondiscretionary, objective means (such as through trading prices on an established securities market or an amount paid in an arm’s length private transaction).

(e) The Company or Safeway, as applicable, shall pay to the Put Right Stockholder the purchase price on the closing date and the purchase of the Put Right Stock shall be deemed to have occurred upon the delivery of the purchase price, notwithstanding any failure by the Put Right Stockholder to deliver share certificates representing the Put Right Stock or any dispute regarding the purchase price.

(f) The provisions of this Section 8 shall terminate upon the earliest to occur of the following events:

(i)	the creation of a Public Market;

(ii)	a Change in Control;

(iii)	the consummation of a Spin-off;

(iv)	March 1, 2013, for Capital Stock not issued in connection with a Restricted Stock Agreement, an RSU Agreement, an Option Agreement or a SAR Agreement.

(v)	Ten (10) years following the date of execution of the applicable Restricted Stock Agreement or RSU Agreement for any shares of Common Stock evidenced by a Restricted Stock Agreement or an RSU Agreement;

(vi)	Ten (10) years following the date of execution of the applicable Option Agreement or SAR Agreement for any shares of Common Stock that were acquired pursuant to the exercise of a stock option or stock appreciation right granted under the Option Plan.

9. Registration Rights.

9.1 Demand Registrations.

(a) At any time after an initial public offering of shares of Common Stock of the Company, as a result of which a minimum of eighteen percent (18%) of the Company’s Common Stock on a fully-diluted basis is held by the public, and which is carried out pursuant to a registration statement under the Securities Act (the “Initial Public Offering”), Safeway may request in writing that the Company effect the registration under the Securities Act of all or part of the Registrable Securities held by Safeway and its Affiliates, specifying in the request the number and type of Registrable Securities to be registered (such notice is hereinafter referred to as a “Safeway Demand Registration Request”). Upon receipt of such Safeway Demand Registration Request, the Company will promptly effect the registration under the Securities Act of the Registrable Securities which the

Company has been so requested to register by Safeway; provided, however, that notwithstanding the provisions of this Section 9.1(a), the Company shall not be obligated to file a registration statement pursuant to this Section 9.1 within the six month period immediately following (i) the Initial Public Offering, or (ii) the effective date of any registration previously effected by the Company pursuant to this Section 9.1.

(b) Notwithstanding the provisions of Section 9.1(a) hereof, the Company shall not be obligated to file more than an aggregate of six registration statements pursuant to this Section 9.1.

(c) If the Company proposes to effect a registration requested pursuant to this Section 9.1 by the filing of a registration statement on Form S-3 (or any similar short-form registration statement) and the intended method of distribution is through a firm commitment underwriting (an “Underwritten Offering”), the Company will comply with any request by the managing underwriter to effect such registration on another permitted form if such managing underwriter advises the Company that, in its opinion, the use of another form of registration statement is of material importance to the success of such proposed offering.

(d) A registration requested pursuant to Section 9.1(a) hereof will not be deemed to have been effected unless it has become effective under the Securities Act; provided, however, that if after it has become so effective, the offering of Safeway’s Registrable Securities pursuant to such registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court, such registration will be deemed not to have been effected.

(e) The Company will pay all Registration Expenses in connection with each of the registrations of Registrable Securities effected by it pursuant to this Section 9.1.

(f) Whenever a requested registration pursuant to this Section 9.1 involves an Underwritten Offering, the only shares that may be included in such Offering are (i) Safeway’s Registrable Securities and (ii) securities of the Company being offered and sold for the Company’s behalf in such Offering (“Issuer Securities”).

(g) If a registration pursuant to this Section 9.1 involves an Underwritten Offering and the managing underwriter shall advise the Company that, in its judgment, the number of shares proposed to be included in such Underwritten Offering should be limited due to market conditions, then the Company will promptly so advise Safeway, and the Issuer Securities, if any, shall first be excluded from such Underwritten Offering to the extent necessary to meet such limitation. If further exclusions are necessary to meet such limitation, the number of Registrable Securities of Safeway shall be excluded until such limitation has been met.

(h) By making a Safeway Demand Registration Request, Safeway shall be deemed to have (i) a present intention to sell the Registrable Securities covered thereby, (ii) agreed to execute all consents, powers of attorney and other documents required in order to cause the registration statement to become effective, (iii) agreed, if the offering is at the market, to give the Company written notice of the first bona fide offering of the Registrable Securities covered thereby and to use the prospectus forming a part of the registration statement for only the period permitted by the Securities Act and the rules and regulations promulgated by the Commission thereunder, and (iv) agreed, in connection with the disposition of the Registrable Securities covered thereby, to comply with Section 10 of the Exchange Act and any other applicable rules and regulations promulgated by the Commission under the Exchange Act.

9.2 Piggyback Registrations.

(a) If, at any time (including an Initial Public Offering), the Company proposes to register any of its equity securities under the Securities Act (other than a registration on Form S-4 or S-8 or any successor or similar forms thereto and other than pursuant to a registration under Section 9.1), whether or not for sale for its own account, on a form and in a manner that would permit registration of Registrable Securities for sale to the public under the Securities Act, it will give written notice to Safeway and all the Stockholders who are holders of Registrable Securities promptly of its intention to do so, describing such securities and specifying the form and manner of such proposed registration (including, without limitation whether or not such registration will be in connection with an underwritten offering of Registrable Securities and, if so, the identity of the managing underwriter and whether such offering will be pursuant to a “best efforts” or “firm commitment” underwriting) if such disclosure is acceptable to the managing underwriter. Subject to Section 9.3(h), upon the written request of any such holder of Registrable Securities (collectively, the “Requesting Holders”) delivered to the Company within ten (10) days after the receipt of any such notice (which request shall specify the Registrable Securities intended to be disposed of by such holder), the Company will use commercially reasonable efforts to effect the registration under the Securities Act of all of the Registrable Securities that the Company has been so requested to register; provided, however, that:

(i) If, at any time after giving such written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such securities, the Company may, at its election, give written notice of such determination to each of the Requesting Holders and thereupon the Company shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of Safeway to request that a registration subsequently be effected under Section 9.1 hereof.

(ii) If such registration involves an Underwritten Offering, all Requesting Holders must sell their Registrable Securities to the underwriters selected by the Company on the same terms and conditions as apply to the Company, Safeway or the selling Stockholders participating therein. No registration effected under this Section 9.2 shall relieve the Company of its obligation to effect registration upon Safeway’s request under Section 9.1.

(b) The Company shall not be obligated to effect any registration of Registrable Securities under this Section 9.2 incidental to the registration of any of its securities in connection with mergers, acquisitions, exchange offers, dividend reinvestment plans or stock option or other employee benefit plans.

(c) The Registration Expenses incurred in connection with each registration of Registrable Securities requested pursuant to this Section 9.2 shall be paid by the Company.

(d) If a registration pursuant to this Section 9.2 involves an Underwritten Offering and the managing underwriter advises the Company that, in its opinion, the number of securities proposed to be included in such registration should be limited due to market conditions, then the Company will promptly so notify each Requesting Holder and the Registrable Securities of each such holder shall be excluded pro rata (until such limitation has been met) based on the respective number of shares of Registrable Securities as to which registration has been requested by all such holders; provided, however, that if the managing underwriter requests that the Requesting Holders, other than Safeway, be excluded first, the Stockholders agree to comply with such request.

(e) In connection with any Underwritten Offering with respect to which holders of Registrable Securities shall have requested registration pursuant to this 9.2, the Company shall have the right to select the managing underwriter with respect to the offering.

(f) For purposes of Sections 9.1 and 9.2, “Registration Expenses” means any and all out-of-pocket expenses incident to the Company’s performance or compliance with Section 9 hereof, including, without limitation, all Commission, stock exchange or registration and filing fees, all fees and expenses of complying with securities and blue sky laws (including reasonable fees and disbursements of underwriters’ counsel in connection with blue sky qualification and stock exchange filings), all fees and expenses of the transfer agent and registrar, if any, for the Registrable Securities, all printing expenses, the fees and disbursements of counsel for the Company and of its independent auditors, public accountants, including the expenses of any special audits and/or “cold comfort” letters required by or incident to such performance and compliance, and the reasonable fees and disbursements of one counsel retained by each of the Requesting Holders and Safeway, as applicable, but excluding underwriting discounts and commissions and applicable transfer and documentary stamp taxes, if any, which shall be borne by the seller of the securities in all cases.

9.3 Registration Procedures.

(a) If and whenever the Company is required to effect or cause the registration of any Registrable Securities under the Securities Act as provided in Section 9.1 or 9.2, the Company will, as expeditiously as possible:

(i) Prepare and file with the Commission a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become and remain effective; provided that, in the case of a registration provided for in Section 9.1 or 9.2 hereof, before filing a registration statement or prospectus or any amendments or supplements thereto, the Company will furnish to all holders of Registrable Securities copies of all such documents proposed to be filed; and provided, further, that the Company may discontinue any registration of its securities that is being effected pursuant to Section 9.2 at any time prior to the effective date of the registration statement relating thereto.

(ii) Prepare and file with the Commission such amendments (including post-effective amendments) and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period as may be requested by the Requesting Holders not exceeding nine (9) months and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement.

(iii) Furnish to each holder of Registrable Securities covered by the registration statement and to each underwriter, if any, of such Registrable Securities such number of copies of a prospectus and preliminary prospectus for delivery in conformity with the requirements of the Securities Act, and such other documents as such Person may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities.

(iv) Use its commercially reasonable efforts to register or qualify such Registrable Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as each seller shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition of the Registrable Securities owned by such seller in such jurisdictions, except that the Company shall not for any such purpose be required (A) to qualify to do business as a foreign corporation in any jurisdiction where, but for the requirements of this Section 9.3(a)(iv), it is not then so qualified or (B) to subject itself to taxation in any such jurisdiction or (C) to take any action which would subject it to general or unlimited service of process in any such jurisdiction where it is not then so subject.

(v) Use its commercially reasonable efforts to cause such Registrable Securities covered by such registration statement to be registered or qualified with or approved by such other governmental agencies or authorities (including, without limitation, state securities commissions) as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities, subject, however, to the limitations set forth in clauses (A), (B) and (C) of Section 9.3(a)(iv) hereof.

(vi) Immediately notify each seller of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act within the appropriate period mentioned in Section 9.3(a)(ii), if the Company becomes aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; use its commercially reasonable efforts to prepare and file an appropriate amendment or supplement to such prospectus and to cause such amendment or supplement to become effective; and, at the request of any such seller, deliver a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(vii) Otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission and make generally available to its security holders, in each case as soon as practicable, but not later than ninety (90) calendar days after the close of the period covered thereby (one hundred eighty (180) calendar days in case the period covered corresponds to a fiscal year of the Company), an earnings statement of the Company which will satisfy the provisions of Section 11(a) of the Securities Act.

(viii) Use its commercially reasonable efforts in cooperation with the underwriters, if any, to list such Registrable Securities on each securities exchange as they may reasonably designate, which securities exchanges shall be acceptable to the Company.

(ix) In the event the offering is an Underwritten Offering, use its commercially reasonable efforts to obtain a “cold comfort” letter from the independent public accountants for the Company in customary form and covering such matters of the type customarily covered by such letters as the Requesting Holders reasonably request in order to effect an Underwritten Offering of such Registrable Securities.

(x) Execute and deliver all instruments and documents (including in an Underwritten Offering an underwriting agreement in customary form) and take such other actions and obtain such certificates and opinions as the Requesting Holders reasonably request in order to effect an underwritten public offering of such Registrable Securities.

(b) Each holder of Registrable Securities will, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 9.3(a)(vi), forthwith discontinue disposition of the Registrable Securities pursuant to the registration statement covering such Registrable Securities until such holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 9.3(a)(vi).

(c) If a registration pursuant to Section 9.1 or 9.2 hereof involves an Underwritten Offering, each holder of Registrable Securities agrees, if so required by the managing underwriter, whether or not such holder’s Registrable Securities are included in such registration, not to effect any public sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, of any Registrable Securities or of any security convertible into or exchangeable or exercisable for any Registrable Securities (other than as part of such Underwritten Offering), without the consent of the managing underwriter, during a period commencing seven (7) days before and ending ninety (90) days (or, in the case of the Company’s Initial Public Offering, one hundred eighty (180) days) (or such lesser number as the managing underwriter shall designate) after the effective date of such registration.

(d) If a registration pursuant to Section 9.1 or 9.2 involves an Underwritten Offering, the Company agrees, if so required by the managing underwriter, not to effect any public sale or distribution of any of its equity or debt securities, as the case may be, or securities convertible into or exchangeable or exercisable for any of such equity or debt securities, as the case may be, during a period commencing seven (7) days before and ending one hundred eighty (180) (or such lesser number as the managing underwriter shall designate) days after the effective date of such registration, except for such Underwritten Offering or except in connection with a stock option plan, restricted stock plan, stock purchase plan, savings or similar plan, or an acquisition, merger or exchange offer.

(e) If a registration pursuant to Section 9.1 or 9.2 involves an Underwritten Offering, any holder of Registrable Securities requesting to be included in such registration may elect, in writing, prior to the effective date of the registration statement filed in connection with such registration, not to register such securities in connection with such registration, unless such holder has agreed with the Company or the managing underwriter to so limit its rights.

(f) In any registration pursuant to Section 9.1 or 9.2, each holder of Registrable Securities requesting to be included in such registration shall furnish to the Company all such information as the Company may reasonably request from such holder concerning such holder and its intended method of distribution of Registrable Securities to enable the Company to include such information in the registration statement.

(g) It is understood that in any Underwritten Offering in addition to any shares of stock (the “initial shares”) the underwriters have committed to purchase, the underwriting agreement may grant the underwriters an option to purchase up to a number of additional shares of stock (the “over-allotment shares”) equal to fifteen percent (15%) of the initial shares (or such other maximum amount as the National Association of Securities Dealers, Inc. may then permit), solely to cover over-allotments. Shares of stock proposed to be sold by the Company and the other sellers shall be allocated between initial shares and the over-allotment shares as agreed or, in the absence of agreement, on a pro rata basis among all such holders on the basis of the relative number of shares of Registrable Securities each such holder has requested to be included in such registration.

(h) Notwithstanding anything to the contrary herein, the Company shall not be required to include any Registrable Securities of any Stockholder in the event that the Company shall obtain an opinion of its counsel that all such requested Registrable Securities of such Stockholder may then be sold without registration under Rule 144 or other provision of the Securities Act.

9.4 Indemnification.

(a) In the event of any registration of any securities under the Securities Act pursuant to Section 9.1 or 9.2, the Company will, and it hereby agrees to, indemnify and hold harmless, to the extent permitted by law, each seller of any Registrable Securities covered by such registration statement, such seller’s stockholders, members, managers, directors, officers and employees or general and limited partners (and directors, officers and employees thereof and, if such seller is a portfolio or investment fund, its investment advisors or agents), each other person who participates as an underwriter in the offering or sale of such securities and each other person, if any, who controls such seller or any such underwriter within the meaning of the Securities Act, as follows:

(i) against any and all loss, liability, claim, damage or expense whatsoever arising out of or based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of an untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus or prospectus (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein not misleading;

(ii) against any and all loss, liability, claim or damage and expense whatsoever to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of the Company; and

(iii) against any and all expenses reasonably incurred by them in connection with investigating, preparing or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (i) or (ii) above;

provided, however, that this indemnity does not apply to any loss, liability, claim, damage or expense to the extent arising out of an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by or on behalf of any seller expressly for use in the preparation of any registration statement (or any amendment thereto) or any preliminary prospectus or prospectus (or any amendment or supplement thereto).

(b) The Company may require, as a condition to including any Registrable Securities in any registration statement filed in accordance with Section 9.1 and 9.2, that the Company shall have received an undertaking reasonably satisfactory to it from the prospective seller of such Registrable Securities to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 9.4(a)) the Company with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such seller specifically stating that it is for use in the preparation of such registration statement, preliminary, final or summary prospectus or amendment or supplement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling Person and shall survive the transfer of such securities by such seller. In that event, the obligations of such sellers pursuant to this Section 9.4 are to be several and not joint; provided, however, that each such seller’s liability under this Section 9.4 shall be limited to an amount equal to the net cash proceeds (after deducting the underwriting discount and expenses) received by such seller from the sale of Registrable Securities held by such seller pursuant to this Agreement.

(c) Promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding involving a claim referred to in this Section 9.4, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party, give written notice to such indemnifying party of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 9.4, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim (in which case the indemnifying party shall not be liable for the fees and expenses of more than one counsel for each of Safeway and a majority of the sellers of Registrable Securities in connection with any one action or separate but similar or related actions), the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof.

(d) The Company and each seller of Registrable Securities shall provide for the foregoing indemnity (with appropriate modifications) in any underwriting agreement with respect to any required registration or other qualification of securities under any federal or state law or regulation of any governmental authority.

9.5 Contribution. In order to provide for just and equitable contribution in circumstances under which the indemnity contemplated by Section 9.4 is for any reason not available, the parties required to indemnify by the terms thereof shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by the Company, any seller of Registrable Securities and one or more of the underwriters, except to the extent that contribution is not permitted under Section 11(f) of the Securities Act. In determining the amounts which the respective parties shall contribute, there shall be considered the relative benefits received by each party from the offering of the Registrable Securities (taking into account the portion of the proceeds of the offering realized by each), the parties’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission and any other equitable considerations appropriate under the circumstances. The Company and each person selling securities agree with each other that no seller of Registrable Securities shall be required to contribute any amount in excess of the amount such seller would have been required to pay to an indemnified party if the indemnity under Section 9.4(b) were available. For purposes of this Section 9.5, each Person, if any, who controls an underwriter within the meaning of Section 15 of the Securities Act, shall have the same rights to contribution as such underwriter, and each director and each officer of the Company who signed the registration statement, and each Person, if any, who controls the Company or a seller of Registrable Securities within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as the Company or a seller of Registrable Securities, as the case may be.

9.6 Rule 144. If the Company shall have filed a registration statement pursuant to the requirements of Section 12 of the Exchange Act or a registration statement pursuant to the requirements of the Securities Act, the Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder (or, if the Company is not required to file such reports, it will, upon the request of the Majority Stockholders, make publicly available other information contemplated by Rule 144 under the Securities Act). From and after such time as the Company is required to file reports and other documents with the Commission pursuant to the Exchange Act, so long as any holder owns Registrable Securities that have not been registered under the Securities Act, the Company shall furnish to such holder upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such holder may reasonably request in availing himself of any rule or regulation of the Commission allowing him to sell any such Registrable Securities without registration.

10. Legend on Certificates. A statement substantively identical to the following shall be inscribed on all certificates representing shares of Common Stock and Preferred Stock of the Company now owned or hereafter acquired by the Stockholders during the term of this Agreement:

“THE COMPANY IS AUTHORIZED TO ISSUE TWO CLASSES OF STOCK, COMMON AND PREFERRED STOCK. A STATEMENT OF ALL OF THE RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS GRANTED TO OR IMPOSED UPON THE RESPECTIVE CLASSES OR SERIES OF SHARES OF STOCK OF THE COMPANY AND UPON THE HOLDERS THEREOF AS ESTABLISHED BY THE CERTIFICATE OF INCORPORATION MAY BE OBTAINED BY ANY STOCKHOLDER UPON REQUEST AT THE PRINCIPAL OFFICE OF THE COMPANY, AND THE COMPANY WILL FURNISH ANY STOCKHOLDER, UPON REQUEST AND WITHOUT CHARGE, A COPY OF SUCH STATEMENT.”

“THE SALE, TRANSFER, HYPOTHECATION, NEGOTIATION, PLEDGE, ASSIGNMENT, ENCUMBRANCE OR OTHER DISPOSITION OF THIS SHARE CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE RESTRICTED BY AND ARE SUBJECT TO ALL OF THE TERMS, CONDITIONS AND PROVISIONS OF A CERTAIN THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT DATED AS OF [                    ], [2012] AMONG THE STOCKHOLDERS OF THE COMPANY, WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO ANY STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.”

11. Termination. This Agreement shall terminate upon the first to occur of the following events:

(a) with respect to each Stockholder, the transfer by such Stockholder of all shares of Common Stock and Preferred Stock (and any options or rights to purchase or otherwise acquire such Capital Stock) owned by such Stockholder (or permitted transferees in accordance with Section 4 hereof) in accordance with the terms of this Agreement;

(b) the dissolution of the Company;

(c) the mutual written agreement of the parties hereto;

(d) except for Sections 9, 10, 11 and 12 hereof and the definitions for defined terms used therein, the creation of a Public Market, as set forth in Sections 4(c), 5(c), 6(g), 7(d) and 8(f); or

(e) except for Sections 9, 10, 11 and 12 hereof and the definitions for defined terms used therein, the consummation of a Spin-Off, as set forth in Sections 4(c), 5(c), 6(g), 7(d) and 8(f).

12. Miscellaneous.

(a) Entire Agreement; Amendment and Modification. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by a written instrument duly executed by the Majority Stockholders. Notwithstanding the foregoing, this Agreement shall not be amended without the consent of each holder of shares adversely affected if such amendment would adversely and disproportionally alter the rights of such holder in any material respect.

(b) Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure, breach or default.

(c) Severability. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

(d) Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Stockholders and their respective heirs, personal representatives, successors and permitted assigns; provided, however, that nothing contained herein shall be construed as granting any Stockholder the right to transfer his or its shares of Common Stock or Preferred Stock (or any option or other rights therefor), except as expressly provided in this Agreement, and no party shall be deemed a Stockholder hereunder after he, she or it ceases to own any Common Stock or Preferred Stock (or any option or other rights therefor). Except in connection with transfers by a Stockholder of his, her or its shares of Common Stock or Preferred Stock (or any option or other rights therefor) specifically permitted under this Agreement, no Stockholder shall be permitted to assign this Agreement or any of such Stockholder’s rights or obligations thereunder to any other party. For the avoidance of doubt, Safeway shall be permitted to assign this Agreement and any and all of its right and obligations thereunder to its Affiliates in connection with any transfer of its shares of Common Stock or Preferred Stock (or any option or other rights therefor).

(e) Headings. The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the content of said sections.

(f) Injunctive Relief. The Common Stock and Preferred Stock cannot be readily purchased or sold in the open market and, for that reason, among others, the parties will be irreparably damaged if this Agreement is not specifically enforced. Should any dispute arise concerning the sale or Disposition of any Common Stock or Preferred Stock hereunder, an injunction may be issued restraining any sale or Disposition of Common Stock or Preferred Stock pending the determination of such controversy. Any right or obligation to purchase or sell any of the Common Stock or Preferred Stock shall be enforceable in a court of equity by a decree of specific performance. Such remedy shall be cumulative and in addition to any other remedy that the parties may have.

(g) Further Assurances. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

(h) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof.

(i) Notices. Any notice, request or other communication hereunder, unless this Agreement specifically provides otherwise, shall be in writing and shall be deemed to be duly given when delivered personally, by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service to the Stockholders at their respective addresses as set forth opposite such Stockholder’s name on Schedule A hereto, or at such other address as any Stockholder may by notice advise the other parties hereto, with respect to notices sent to the Company, at 5918 Stoneridge Mall Road, Pleasanton, California 94588-3229, Attention: Chief Executive Officer, with a copy to the Legal Department or to such other address or such other person(s) as any party may by written notice advise the other parties hereto, and with respect to notices sent to Safeway, at 5918 Stoneridge Mall Road, Pleasanton, California 94588-3229, Attention: Chief Financial Officer, with a copy to the General Counsel or to such other address or such other person(s) as any party may by written notice advise the other parties hereto. In the case of any such notice, request or other communication, copies shall be sent to Latham & Watkins LLP, 505 Montgomery Street, Suite 2000, San Francisco, CA 94111, Attention: Scott Haber.

(j) Recapitalizations, Exchanges, Etc. Affecting the Securities. This Agreement shall apply, to the full extent set forth herein with respect to all shares of Common Stock and Preferred Stock and all other equity and debt securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued at any time in respect of, in exchange for, or in substitution of, such equity or debt securities (and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, reclassifications, recapitalizations, reorganizations and the like occurring after the date hereof), owned by the Stockholders (or their permitted transferees as provided in this Agreement). Each person, natural or legal, to whom any certificate for shares of Common Stock or Preferred Stock is to be issued or transferred in accordance with and subject to the provisions of this Agreement shall be required to execute a copy of this Agreement and acknowledge in writing that he, she or it is bound by the terms of this Agreement prior to delivery to such transferee of any such certificate and prior to such transferee being deemed a stockholder of the Company.

(k) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(l) Arbitration. Except for the proceedings commenced by the Company pursuant to Section 12(f) above for equitable relief, in the event of a dispute between the parties concerning their respective rights and obligations under this Agreement, or the breach, termination, negotiation, or validity hereof and/or the rights or obligations of the parties arising out of or relating to this Agreement or the breach, termination, negotiation or validity thereof, in any case that the parties are unable to resolve amicably between themselves within thirty (30) days of proper notice from one party to another, such dispute shall be settled by arbitration in San Francisco, California in an expedited manner in accordance with the commercial rules of the American Arbitration Association (the “AAA”) by a duly registered arbitrator to be selected jointly by the parties. The decision of the arbitrator shall be final and binding upon the parties. Each of the parties consents to the jurisdiction of the courts of California for the purposes of enforcing the dispute resolution provisions of this Section 12(l). Each party further irrevocably waives any objection to proceeding before the AAA based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that dispute resolution before the AAA has been brought in an inconvenient forum. Each of the parties hereto agrees that its or his submission to jurisdiction is made for the express benefit of the other parties hereto.

(m) Attorneys’ Fees. In the event of any arbitration or proceeding arising out of or related to this Agreement, the prevailing party (as determined in accordance with Section 12(l), if disputed) shall be entitled to recover from the losing party all of its costs and expenses incurred in connection with such arbitration or proceeding, including court costs and reasonable attorneys’ fees, whether or not such arbitration or proceeding is prosecuted to judgment.

(n) Potential Conflicts. Each Stockholder and the Company acknowledges that (i) Safeway or one or more of its Subsidiaries (other than the Company and its Subsidiaries) or other Affiliates of Safeway (Safeway and any such Subsidiary or Affiliate being collectively referred to herein as an “Interested Party”) may engage in material business transactions with the Company, (ii) any director, officer or employee of an Interested Party may serve as a director or officer of the Company, (iii) one or more Interested Parties may now or in the future engage in the same or similar lines of business or other business activities as those in which the Company may engage, and (iv) one or more Interested Parties may exercise a controlling influence over business, policy and strategic decisions of the Company.

(o) Corporate Opportunities. The Company and each Stockholder recognize that the Interested Parties and individuals who are directors, officers and employees of one or more Interested Parties and are designated by the Interested Parties to serve as directors and officers of the Company and its affiliates (“Designees”) (a) participate and will continue to participate, directly and through affiliates, in businesses that compete with, or are substantially the same as, the business of the Company, (b) may have interests in, participate with, and serve as directors, officers or employees of other persons engaged in businesses that compete with, or are substantially the same as, the business of the Company and (c) may develop business opportunities for the Interested Parties. The Company and each Stockholder (i) acknowledge and agree that neither the Interested Parties nor their Designees shall be restricted or prohibited by the relationship between the Interested Parties and the Designees, on the one hand, and the Company, on the other, or by service of a Designee as a director or officer of the Company, from engaging in any businesses that compete with, or are substantially the same as, the business of the Company or in any other business, regardless of whether such business activity is in direct or indirect competition with the business of the Company, (ii) acknowledge and agree that neither any Interested Party nor any Designee shall have any obligation to offer the Company or any of its Affiliates any business opportunity, (iii) renounce any interest or expectancy in any business opportunity pursued by any Interested Party and (iv) waive any claim that any business opportunity pursued by an Interested Party or any Designee constitutes a corporate opportunity of the Company or any of its Affiliates that should have been presented to the Company.

(p) Competing Activities. Except as otherwise expressly provided in an agreement between the Company and an Interested Party, any Interested Party and its officers, directors, agents, shareholders, members, partners, affiliates and subsidiaries, may engage or invest independently or with others, in any business activity of any type or description, including those that might be the same as or similar to the business of the Company and all of which may from time to time compete, directly or indirectly, with the Company. Such Interested Parties may in their sole discretion pursue such competing businesses without disclosure of such competition to the Company) and neither the Company, any Subsidiary of the Company, nor any Stockholder shall have any right in or to such business activities or ventures or to receive or share in any income or proceeds derived therefrom.

IN WITNESS WHEREOF, the undersigned individuals have executed this Agreement and the undersigned entities have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

COMPANY:	BLACKHAWK NETWORK HOLDINGS, INC.

	By:	/s/ David E. Durant
Name: David E. Durant
Title: Secretary & General Counsel

SAFEWAY:	SAFEWAY INC.

	By:	/s/ Laura A. Donald
Name: Laura A. Donald
Title: Vice President

STOCKHOLDERS:	By:
Name:

By:
Name:

By:
Name:

[Signature Page to Stockholders’ Agreement]

EXHIBIT 1

SPOUSAL CONSENT

I acknowledge that I have read the foregoing Third Amended and Restated Stockholders’ Agreement (the “Stockholders’ Agreement”) and that I know its contents. In consideration of granting of the right to my spouse to purchase shares of Blackhawk Network Holdings, Inc., a Delaware corporation (the “Company”), I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Stockholders’ Agreement and agree to be bound by the provisions of the Stockholders’ Agreement insofar as I may have any rights under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the Stockholders’ Agreement.

I further agree that in the event of a dissolution of the marriage between myself and my spouse, in connection with which I secure or am awarded any securities of the Company or any interest therein through property settlement agreement or otherwise, I shall receive and hold said securities subject to all the provisions and restrictions contained in the Stockholders’ Agreement, including any option of the Company or Safeway Inc. to purchase such shares from me.

I also acknowledge that I have been advised to obtain independent counsel to represent my interests with respect to this Spousal Consent and the Stockholders’ Agreement but that I have declined to do so and hereby expressly waive my right to such independent counsel.

Date:

Name of Spouse:

Name of Stockholder:

Exhibit 1

SCHEDULE A

STOCKHOLDERS

Stockholder’s Name and Address

[UPDATED FROM TIME TO TIME]

Schedule A

ANNEX A

DEFINITIONS

As used in this Agreement, the following terms shall have the respective meanings set forth as follows:

“AAA” has the meaning stated in Section 12(l).

“Administrator” shall mean the administrators of the Restricted Stock Plans and the Option Plan.

“Affiliate” shall mean with respect to any Person, a Person who controls, is controlled by or is under common control with such other Person.

“Agreement” has the meaning stated in the preamble to this Agreement.

“Annual February/August Window” has the meaning stated in Section 8(a).

“Call Notice” has the meaning stated in Section 7(b).

“Callable Securities” has the meaning stated in Section 7(a).

“Callable Termination Securities” has the meaning stated in Section 6(e).

“Called Securities” has the meaning stated in Section 7(a).

“Capital Stock” has the meaning stated in the recitals to this Agreement.

“Call Option” has the meaning stated in Section 7(a).

“Called Termination Securities” has the meaning stated in Section 6(e).

“Cause” means any of the following: (i) a Stockholder’s willful failure substantially to comply with the reasonable written directives of the Board of Directors or the governing body of the Stockholder’s employer (whether such employer is the Company, Safeway or a Subsidiary), relating to meaningful business matters (other than by reason of your Disability); (ii) a Stockholder’s gross negligence or dishonesty in the performance of his or her duties; (iii) a Stockholder’s intentionally engaging in conduct which is materially detrimental to the business of the Company, Safeway or a Subsidiary; (iv) a Stockholder’s willful violation of a material term of his or her proprietary information and invention agreement as in effect from time to time; or (v) a Stockholder’s conviction of or plea of nolo contendere to a felony or misdemeanor involving moral turpitude.

“Certificate” has the meaning stated in the recitals to this Agreement.

“Change in Control” means any of the following:

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than Safeway, the Company, any of their subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the then outstanding shares of Common Stock (other than as a result of an acquisition of securities directly from the Company where the proceeds thereof are not directly received by the stockholders of the Company); or

(ii) the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, do not, immediately after the consolidation or

Annex A-1

merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the voting shares of the parent or any of its subsidiaries issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) any plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (ii) if in the event of a recapitalization, consolidation or merger (including reverse merger) of the Company or any of its subsidiaries, persons who, as of the date of this Agreement, constitute the Company’s Board of Directors (the “Incumbent Directors”) constitute at least a majority of the Board of Directors following such recapitalization, consolidation or merger, provided that any person becoming a director of the Company, subsequent to the date of this Agreement shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by a vote of at least a majority of the Incumbent Directors.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” has the meaning stated in the recitals to this Agreement.

“Company” has the meaning stated in the preamble to this Agreement.

“Designee” has the meaning stated in Section 12(o).

“Determined Value” has the meaning stated in Section 6, Section 7 and Section 8, as applicable.

“Disability” means a physical or mental disability or infirmity that prevents the material performance by an individual of his duties lasting for 90 days within a 12 month period or a continuous period of six months or longer. In the case of a Stockholder who is a natural person and is employed by the Company, Safeway or a Subsidiary such duties shall be those as set forth in such person’s employment agreement or offer letter with the Company, Safeway or a Subsidiary.

“Dispose” or “Disposition” means to directly or indirectly, voluntarily or involuntarily, sell, transfer, convey, negotiate, pledge, hypothecate, assign or in any other way dispose of any shares.

“Drag-Along Rights” means the rights described in Section 5(b).

“Eligible Put Right Stock” has the meaning stated in Section 8(a).

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Extended Payment Date” means the last business day in the first month of June occurring after the fifth (5th) anniversary of the date of the Terminated Party’s Restricted Stock Agreement, RSU Agreement, Option Agreement or SAR Agreement, as applicable, that evidences the Put Termination Stock.

“Final Remaining Put Right Shares” has the meaning stated in Section 8(b).

“Final Remaining Shares” has the meaning stated in Section 6(c).

“Initial Public Offering” has the meaning stated in Section 9.1(a).

“initial shares” has the meaning stated in Section 9.3(g).

“Interested Party” has the meaning stated in Section 12(n).

Annex A-2

“Issuer Securities” has the meaning stated in Section 9.1(f).

“Majority Stockholders” means the holders of at least fifty-one percent (51%) of the outstanding shares of Common Stock, on a fully diluted basis, who are a party to this Agreement.

“Option Agreement” has the meaning stated in the recitals to this Agreement.

“Option Plan” has the meaning stated in the recitals to this Agreement.

“over-allotment shares” has the meaning stated in Section 9.3(g).

“Payment Date” has the meaning stated in Section 6(d).

“Person” means any individual, corporation, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust or other entity.

“Preferred Stock” has the meaning stated in the recitals to this Agreement.

“Proposed Purchaser” the meaning stated in Section 5(a)(i).

“Public Market” means a market for the Common Stock of the Company that shall be deemed to exist at such time as eighteen percent (18%) or more of the Common Stock, on a fully-diluted basis, has been sold to the public pursuant to one or more registration statements filed with, and declared effective by, the Commission in accordance with the Securities Act.

“Put Right Notice” has the meaning stated in Section 8(a).

“Put Right Stockholder” has the meaning stated in Section 8(a).

“Put Right Stock” has the meaning stated in Section 8(a).

“Put Termination Stock” means shares of Common Stock for which a Termination Put Notice has been delivered to Safeway.

“RSU Agreement” has the meaning stated in the recitals to this Agreement.

“Registrable Securities” shall mean (A) all shares of Common Stock outstanding on the date hereof and now or hereafter owned of record or beneficially by any of the Stockholders or Safeway, (B) any shares of Common Stock issued or issuable by the Company in respect of any shares of Common Stock referred to in the foregoing clause (A) by way of a stock dividend or stock split or in connection with a combination or subdivision of shares, reclassification, recapitalization, merger, consolidation or other reorganization of the Company and (C) any shares of Common Stock issued to a Stockholder upon the exercise of any option or pursuant to another right to acquire such shares or upon the conversion of any security convertible into Common Stock (including the Preferred Stock). As to any particular Registrable Securities that have been issued, such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of under such registration statement, (ii) they shall have been distributed to the public pursuant to Rule 144 under the Securities Act, (iii) they shall have been otherwise Disposed of, and new certificates therefor not bearing a legend restricting further Disposition shall have been delivered by the Company, and subsequent Disposition of them shall not require their registration or qualification under the Securities Act or any similar state law then in force or (iv) they shall have ceased to be outstanding.

“Registration Expenses” has the meaning stated in Section 9.2(f).

Annex A-3

“Remaining Put Right Shares” has the meaning stated in Section 8(a).

“Remaining Shares” has the meaning stated in Section 6(b).

“Requesting Holders” has the meaning stated in Section 9.2(a).

“Restricted Stock Agreement” has the meaning stated in the recitals to this Agreement.

“Restricted Stock Plans” has the meaning stated in the recitals to this Agreement.

“SAR Agreement” has the meaning stated in the recitals to this Agreement.

“Safeway” has the meaning stated in the preamble to this Agreement.

“Safeway Demand Registration Request” has the meaning stated in Section 9.1(a).

“Safeway Plan” has the meaning stated in the recitals to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Spin-off” means the distribution by Safeway (by dividend, distribution, recapitalization, reorganization or otherwise) of eighteen percent (18%) or more of the outstanding equity securities of the Company to the stockholders of Safeway.

“Stated Interest Rate” means the interest rate on a particular determination date for A-1/P-1/F-1 commercial paper having a 90 day maturity as published in H.15(519) under the caption “Commercial Paper - Nonfinancial” or such other recognized electronic source (such as the Dealer Placed CP Rate Shown on Bloomberg Money Market Raters - page 94) used for the purpose of displaying the applicable rate.

“Stockholder” and “Stockholders” has the meaning stated in the preamble to this Agreement.

“Subsidiary” shall mean any entity which either the Company or Safeway, as the case may be, directly owns or has the power to vote shares of any capital stock or other ownership interests having voting power to elect a majority of the directors of such corporation, or other persons performing similar functions of such entity, as the case may be.

“Tag-Along Notice” has the meaning stated in Section 5(a)(iii).

“Tag-Along Right” means the rights described in Section 5(a).

“Tag-Along Stockholders” has the meaning stated in Section 5(a)(i).

“Terminated Party” has the meaning stated in Section 6(a).

“Termination Call Option” has the meaning stated in Section 6(e).

“Termination Call Notice” has the meaning stated in Section 6(e).

“Termination Date” has the meaning stated in Section 6(a).

“Termination Interest Rate” means an interest rate equal to the applicable federal rate determined in accordance with Internal Revenue Code Section 1274(d).

“Termination of Employment” shall mean the time when the employee-employer relationship between the Stockholder, on one hand, and Safeway, the Company or any Subsidiary of Safeway or the Company, on

Annex A-4

the other hand, is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement; but excluding (a) terminations where there is a simultaneous reemployment or continuing employment of the Stockholder by Safeway, the Company or any of their respective Subsidiaries, and (b) at the discretion of the Administrator, terminations which result in a temporary severance of the employee-employer relationship. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, all questions regarding the nature and reasons for a Termination of Employment, and all questions of whether particular leaves of absence constitute a Termination of Employment.

“Termination Put Notice” means an irrevocable written notice setting forth a Terminated Party’s request that Safeway purchase shares of Common Stock pursuant to the provisions of Section 6(b).

“Transfer Notice” has the meaning stated in Section 5(a)(ii).

“Underwritten Offering” has the meaning stated in Section 9.1(c).

Annex A-5